Exhibit 5.1

100 North City Parkway, Suite 1750
Las Vegas, NV 89106-4617
TEL 702.471.7000
FAX 702.471.7070
www.ballardspahr.com

April 5, 2016

Chembio Diagnostics, Inc.
3661 Horseblock Road
Medford, New York 11763

Re:Registration Statement on Form S-3

 Ladies and Gentlemen:

We have acted as Nevada counsel to Chembio Diagnostics, Inc., a Nevada corporation (the "Corporation"), in connection with the Corporation's Registration Statement on Form S-3 (File No. 333-210003) (the "Registration Statement") and as filed with the United States Securities and Exchange Commission (the "Commission") on or about the date referenced above under the Securities Act of 1933, as amended (the "Securities Act") and as amended from time to time, for the registration of the following securities in the aggregate amount of $35,000,000, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act:

(i)	common stock, par value $0.01 per share, of the Corporation ("Common Stock"), where each share of Common Stock includes the right (the "Preferred Share Purchase Right")to purchase one one-thousandth of a share of the Corporation's Junior Participating Preferred Stock, Series D, par value $0.01 per share, in accordance with the Rights Agreement dated as of March 8, 2016 (the "Rights Agreement");

(ii)	preferred stock of the Corporation ("Preferred Stock") in one or more series;

(iii)	warrants to purchase Common Stock or Preferred Stock ("Warrants"); and

(iv)	units of the Corporation ("Units") representing two or more of the class of securities issued by the Registration Statement.

The Common Stock, Preferred Stock, Warrants and Units are collectively referred to as the "Securities."

In connection therewith, we have examined, and relied upon the accuracy of factual matters contained in: (a) the Articles of Incorporation of the Corporation filed with the Nevada Secretary of State on May 14, 1999, as amended (the "Articles"); (b) the Amended and Restated Bylaws of the Corporation, as amended (the "Bylaws"); (c) resolutions adopted by the Corporation's board of directors authorizing the filing of the Registration Statement with the Commission (the "Board Resolutions"); and (d) the Registration Statement and the exhibits thereto.  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

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In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Corporation with the Commission and will be effective at the time that any of the Securities are issued, and that persons acquiring the Securities will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Securities.  We further assume that the Securities will continue to be duly and validly authorized on the dates that the Securities are issued, and, upon the issuance of any of the Securities, the total number of shares of common stock of the Corporation issued and outstanding, after giving effect to such issuance of such Securities, will not exceed the total number of shares of common stock that the Corporation is then authorized to issue under its Articles of Incorporation, as amended.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

1.
With respect to the shares of Common Stock, including the Preferred Share Purchase Rights (the "Offered Common Stock"), when, as and if (a) the Board of Directors or any duly appointed Pricing Committee has taken all necessary corporate action to fix and determine the terms of the Offered Common Stock and authorize their issuance and sale in accordance with the Articles, including the reservation of a sufficient number of shares of Common Stock, (b) certificates representing the shares of the Offered Common Stock have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof; and (c) the Corporation receives consideration per share of the Offered Common Stock in such amount as may be determined by the Board of Directors or any duly appointed Pricing Committee (including any Offered Common Stock duly issued upon exchange, exercise or conversion of any Offered Preferred Stock (defined below) or Offered Warrants (defined below) that are exchangeable, exercisable or convertible into Offered Common Stock), the issuance and sale of the shares of Offered Common Stock, including the Preferred Share Purchase Rights,  will have been duly authorized, and such shares of Offered Common Stock, including the Preferred Share Purchase Rights, will be validly issued, fully paid and non-assessable, and the Preferred Share Purchase Rights will be a binding obligation of the Corporation under the laws of the State of Nevada.

2.
With respect to the shares of any series of Preferred Share (the "Offered Preferred Stock"), when, as and if (a) the Board of Directors or any duly appointed Pricing Committee has taken all necessary corporate action to fix and determine the terms of the Offered Preferred Stock and authorize their issuance and sale in accordance with the Articles, including the adoption of a Certificate of Designation for such Preferred Stock in the form required by applicable law and the reservation of a sufficient number of shares of Common Stock issuable upon exchange, exercise or conversion of such Offered Preferred Stock, if applicable; (b) such Certificate of Designation has been duly filed with the Secretary of State of Nevada; (c) certificates representing the shares of the Offered Preferred Stock have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof; and (d) the Corporation receives the consideration per share of the Offered Preferred Stock in such amount as may be determined by the Board of Directors or any duly appointed Pricing Committee (including any Offered Preferred Stock duly issued upon exchange, exercise or conversion of any Warrants that are exchangeable or convertible into Offered Preferred Stock), the issuance and sale of the shares of Offered Preferred Stock will have been duly authorized, and such shares will be validly issued, fully paid and non-assessable.

3.
With respect to the Warrants (the "Offered Warrants"), when, as and if (a) specifically authorized for issuance by the Board of Directors or any duly appointed Pricing Committee, including the reservation of a sufficient number of shares of Common Stock issuable upon exchange, exercise or conversion of such Offered Warrants; (b) any Warrant Agreement relating to the Offered Warrants and the Offered Warrants have been duly authorized, executed, and delivered by authorized officers of the Corporation; (c) the terms of the Offered Warrants and their issuance and sale have been duly established in conformity with any such Warrant Agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and comply with any requirement and restriction imposed by any court or governmental body having jurisdiction over the Corporation; (d) the Offered Warrants have been duly executed and countersigned in accordance with any such Warrant Agreement and issued and sold as contemplated by the Registration Statement; and (e) the Corporation has received the consideration for the Offered Warrants provided for in the resolutions of the Board of Directors or any duly appointed Pricing Committee, the issuance and sale of the Offered Warrants will have been duly authorized, and such securities will be validly issued, fully paid and non-assessable, and the Offered Warrants will be a binding obligation of the Corporation under the laws of the State of Nevada.

4.
With respect to the Units (the "Offered Units"), when, as and if (a) specifically authorized for issuance by the Board of Directors or any duly appointed Pricing Committee, including the reservation of a sufficient number of shares of Common Stock as to any Offered Common Stock and as to any shares of Common stock issuable upon exchange, exercise or conversion of any Offered Preferred Stock and/or any Offered Warrants; (b) any Unit Agreement relating to the Offered Units and the Offered Units have been duly authorized, executed, and delivered by authorized officers of the Corporation; (c) the terms of the Offered Units and their issuance and sale have been duly established in conformity with any such Unit Agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and comply with any requirement and restriction imposed by any court or governmental body having jurisdiction over the Corporation; (d) the Offered Units have been duly executed and countersigned in accordance with any such Unit Agreement and issued and sold as contemplated by the Registration Statement; and (e) the Corporation has received the consideration for the Offered Units provided for in the resolutions of the Board of Directors or any duly appointed Pricing Committee, the issuance and sale of the Offered Units will have been duly authorized, and such securities will be validly issued, fully paid and non-assessable.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.
Further, with respect to the Preferred Share Purchase Rights, we note the following:

 This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Corporation's board of directors would be required to redeem or terminate, or take other action with respect to, the Preferred Share Purchase Rights at some future time based on the facts and circumstances existing at that time;

 The Corporation's board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and

 This opinion addresses the Preferred Share Purchase Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Preferred Share Purchase Rights issued thereunder would result in invalidating such rights in their entirety.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement and any supplement thereto.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP